GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
June 29, 2015	James A. Graner 612-623-6635
Media: Bryce Hallowell 612-623-6679
bhallowell@graco.com

Graco Names Christian E. Rothe As New Chief Financial Officer

MINNEAPOLIS, MN (June 29, 2015) – Graco Inc. (NYSE:GGG) announced today that Christian E. Rothe has been appointed as the Company’s Chief Financial Officer and Treasurer effective September 1, 2015. Mr. Rothe succeeds James A. Graner who announced his planned retirement from the Company last year.

“Jim Graner has played a pivotal role in shaping Graco’s business for more than 40 years,” said Graco President and CEO Patrick J. McHale. “His insight, intellect, and character has helped define Graco’s strategies, our culture, and our success. On behalf of Graco’s Board of Directors and shareholders, I thank Jim for his service and innumerable contributions. We wish Jim and his family all the best upon his retirement.”

Mr. Rothe is currently Graco’s Vice President and Treasurer, a role he has held since joining the company in 2011. Prior to his appointment at Graco, Mr. Rothe held a series of finance roles of increasing responsibility at Gardner Denver, Inc., including Vice President and Treasurer, Vice President, Finance - Industrial Products Segment, and Director of Strategic Planning and Development. Gardner Denver, an industrial flow control manufacturer, was a member of the S&P Midcap 400 prior to being acquired by KKR in 2013.

Earlier in his career, Mr. Rothe held various corporate finance and business development roles at Ridley Inc. and HickoryTech Corporation. Mr. Rothe holds a Bachelor of Science degree in Accounting from the Herberger School of Business at St. Cloud State University and an MBA from the University of Minnesota’s Carlson School of Management. He has a CPA certification in the State of Illinois.

“Since joining Graco, Christian has become a highly respected member of our management team who consistently provides unique perspectives and ideas drawn from personal experience and a rich knowledge of the external factors which must be considered when driving for growth and profitability,” said McHale. “Christian has a thorough understanding of our business and financial structure which will allow for a seamless transition to his new role as CFO. Further, his operational, corporate finance and M&A experience will help drive the Company’s organic and inorganic growth strategies.”

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense, and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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